Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6108 Fax 913 696 6116
News Release

T.J. O’Connor Named YRC Worldwide Chief Operating Officer

O’Connor to Lead Terminal Operations, Safety and Labor Relations Teams

at Holland, New Penn, Reddaway and YRC Freight

OVERLAND PARK, Kan., June 6, 2019 (GLOBE NEWSWIRE) — YRC Worldwide Inc. (NASDAQ: YRCW) announces that T.J. O’Connor has been promoted to Chief Operating Officer (COO) effective immediately. O’Connor will report to YRC Worldwide Chief Executive Officer (CEO) Darren Hawkins and will continue to serve as President of YRC Freight.

“T.J. has a strong track record of delivering operational results throughout his career at Roadway Express, Reddaway and YRC Freight,” said Hawkins. “With our network optimization initiative, combined with the recently ratified five-year labor agreement that offers new operational flexibilities, this is the time to bring T.J. into the role of COO. His new position will help us drive performance objectives through enterprise-wide process improvement and accountability initiatives at all of our coast-to-coast terminal locations.”

“This is a great opportunity to lead our terminal-based field teams as we collectively focus on service improvements and achieving operational efficiencies while operating with the highest degree of safety,” said O’Connor. “Throughout my three-and-a-half-decade career in the less-than-truckload industry, I have worked closely with many of our field employees. I’ve seen their dedication and commitment firsthand. I look forward to working with the Holland, New Penn, Reddaway and YRC Freight teams in this new role.”

The YRC Worldwide COO position recently held by Darren Hawkins has been vacant since Hawkins was named CEO of YRC Worldwide in April 2018. As referenced during the YRC Worldwide May 8, 2019 First Quarter Earnings call, Scott Ware was named Chief Network Officer of YRC Worldwide. Ware leads the YRC Worldwide network solutions, linehaul and property teams.

About T.J. O’Connor

T.J. O’Connor has over three-and-a-half decades of experience in the transportation industry. His career in transportation began at Roadway Express. O’Connor assumed positions of increasing responsibility at Roadway Express, ultimately being named Western Division Vice President. O’Connor went on to be named President of Bestway Express and then President of Reddaway. He became President of YRC Freight in January 2018.

O’Connor supports advancements in the transportation industry by serving on the Board of Directors of SMC3, the leading provider of data, technology and education as an integrated solution to the freight transportation community. He also provides leadership via community service. He has served as a member of The Robert W. Franz Leadership Cabinet of the Providence Cancer Center, a world-recognized organization engaged in the fight against cancer. O’Connor has served in various committee leadership roles for the California Trucking Association, Oregon Trucking Association and the American Trucking Associations.

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including Holland, New Penn, Reddaway and YRC Freight, as well as the logistics company HNRY Logistics. Collectively, YRC Worldwide companies have one of the largest, most comprehensive logistics and LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide

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